Exhibit 10.1

INSULET
NONQUALIFIED DEFERRED COMPENSATION PLAN

Effective January 1, 2027

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ARTICLE 1.ESTABLISHMENT AND PURPOSE
Section 1.1Establishment. Insulet Corporation (“Insulet”) hereby establishes the Insulet Nonqualified Deferred Compensation Plan (the “Plan”), effective January 1, 2027, for the benefit of select management or highly compensated employees of Insulet and certain of its Affiliates.
Section 1.2Purpose. The purpose of the Plan is to enhance the ability of the Employers to attract and retain qualified management personnel by providing eligible executives with the opportunity to defer receipt of a portion of their salary, bonus, and other specified compensation and to receive Employer Contributions. It is intended that the Plan constitutes an unfunded “top hat” deferred compensation plan primarily for a select group of management or highly compensated employees pursuant to Sections 201, 301 and 401 of ERISA and shall be interpreted and administered in a manner consistent with that intent.
Section 1.3Participation by Affiliates. Employees of Affiliates may participate in the Plan if they are designated by the Committee as Participants.
ARTICLE 2.DEFINITIONS
Section 2.1Definitions. Whenever used in this Plan, the following words and phrases will have the meanings set forth below unless the context plainly requires a different meaning.
“Account” means a hypothetical bookkeeping account established in the name of each Participant and maintained by the Employer to reflect the Participant's interests under the Plan and includes any or all of the following: (a) an Elective Deferral Account; (b) a Matching Contribution Account; (c) a Nonelective Contribution Account; and (d) a Discretionary Contribution Account.
•“Elective Deferral Account” means a separate account maintained for each Participant to record the elective deferrals made to the Plan pursuant to Article 4, plus all earnings and losses allocable thereto.
•“Matching Contribution Account” means a separate account maintained for each Participant to record the matching contributions made to the Plan pursuant to Article 5, plus all earnings and losses allocable thereto.
•“Nonelective Contribution Account” means a separate account maintained for each Participant to record the nonelective contributions made to the Plan pursuant to Article 5, plus all earnings and losses allocable thereto.
•“Discretionary Contribution Account” means a separate account maintained for each Participant to record the discretionary contributions made to the Plan pursuant to Article 5, plus all earnings and losses allocable thereto.
“Account Balance” means, with respect to any Account, the total payment obligations owed to a Participant from such Account as of the most recent Valuation Date.
“Affiliate” means an entity, presently or in the future existing, that is under common control with Insulet or is a member of the controlled group that includes Insulet, in each case, under Code Section 414(b), (c), (m) or (o) during such period as such entity is under common control or is a member of such controlled group, except such definition shall be modified as permitted by Treasury Regulation Section 1.409A-1(h)(3) to replace

“at least 80 percent” with “at least 50 percent” for purposes of determining whether a trade or business is under common control or a member of the controlled group.
“Board” means the Board of Directors of Insulet.
“Cause” means the occurrence of any one or more of the following events: (a) conduct by the Participant constituting an act of willful misconduct in connection with the performance of such Participant’s duties, including, without limitation, misappropriation of funds or property of Insulet or any Affiliate; (b) the Participant’s commission of an act of fraud, embezzlement, misappropriation of funds, misrepresentation, malfeasance, or other material act of misconduct, in each case, against Insulet or any Affiliate; (c) the commission of, conviction of, indictment for, or plea of guilty or nolo contendere by the Participant of any felony or misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Participant that results or could reasonably be expected to result in material injury or harm, including economic, business or reputational injury or harm, to Insulet or any Affiliate; (d) the material failure by the Participant to perform the duties and responsibilities of such Participant’s job as required by Insulet or any Affiliate or the willful non-performance by the Participant of such Participant’s duties hereunder (other than by reason of the Participant’s physical or mental illness, incapacity or disability); (e) a breach by the Participant of any of the provisions contained in any confidentiality, non-disclosure, non-competition, non-solicitation, or other restrictive covenant agreement by and between the Participant and Insulet or any Affiliate; (f) a material violation by the Participant of the policies of Insulet or any of its Affiliates, including, without limitation, Code of Business Conduct and Ethics, Corporate Governance Guidelines, policies relating to employment, privacy, and insider trading, and any other policy; or (g) the willful failure to cooperate with an internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by Insulet or any Affiliate to cooperate, or the willful destruction or failure to preserve documents or other materials relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.
“Code” means the Internal Revenue Code of 1986, as amended from time to time. References to sections of the Code are deemed to mean references to applicable regulations and other guidance of general applicability issued thereunder.
“Committee” means the Talent and Compensation Committee of the Board. All references to the Committee will be deemed to include any person(s) to whom responsibility and authority may be delegated by the Committee. Notwithstanding anything herein to the contrary, the Committee may establish and delegate authority to one or more subcommittees consisting of one or more of its members or one or more officers or employees of Insulet or any Affiliate, when the Committee deems it appropriate and to the extent permitted by applicable laws, rules and regulations in order to carry out its responsibilities. Any delegation may be rescinded by the Committee at any time.
“Change in Control” means the occurrence of any one of the following events, provided that such event constitutes a change in the ownership or effective control of Insulet or a change in the ownership of a substantial portion of the assets of Insulet for purposes of Code Section 409A:
(a)any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than Insulet, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of

Insulet or any of its subsidiaries), together with “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of Insulet representing 50 percent or more of the combined voting power of Insulet’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from Insulet); or
(b)persons who, as of the date hereof, constitute the Board (the “Incumbent Directors”) cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of Insulet subsequent to the date hereof shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors or (B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or
(c)the consummation of (A) any consolidation or merger of Insulet where the stockholders of Insulet, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of Insulet issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of Insulet.
Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (a) solely as the result of an acquisition of securities by Insulet that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from Insulet) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (a).
“Compensation” means a Participant’s base salary and annual incentive bonus, and such other cash compensation approved by the Committee as Compensation that may be deferred under Article 4 of the Plan. Unless otherwise determined by the Committee in its sole discretion, Compensation shall exclude retention, stay, sign-on, spot, service awards, and other bonuses that are not annual incentive bonuses. Compensation shall exclude grants of, or payments under, temporary premium allowances above regular base salary (including, but not limited to, temporary responsibility and acting-up allowances), long-term incentive compensation, restricted stock units, and performance stock units, any profit realized on the exercise of stock options or the sale of stock acquired under stock options or any other type of equity-based award, gains from the exercise of stock appreciation rights, payments under a nonqualified deferred compensation plan, income imputed on below-market loans, financial or tax planning, housing allowances, schooling allowances, income or excise tax equalization, imputed income from the use of a company automobile or aircraft, amounts received under an employee award program (without regard to whether or not an amount is paid in cash), car allowance, moving expenses, and relocation allowances. Compensation shall also exclude any amounts paid or accrued to a Participant as severance pay, as a contribution to any profit-sharing plan, pension plan, welfare plan, group insurance plan, or as non-elective contributions to a deferred compensation plan or any other employee benefit plan maintained by the Employer, except that Compensation shall include salary reduction contributions to a plan established by the Employer under Code Section 401(k), 125 or 132(f).
“Deferral Election” means an agreement between a Participant and the Employer to defer Compensation into the Plan in accordance with the provisions of Article 4.
“Determination Date” means the last Valuation Date of the month preceding the payment date.
“Disability” or “Disabled” means the Participant is determined to be totally disabled by the Social Security Administration or is receiving income replacement benefits for full disability under Insulet’s or any Affiliate’s long-term disability plan for a period of not less than three (3) months as set forth under Code Section 1.409A(a)(2)(C)(ii).
"Distribution Date" means a date specified by a Participant in their Election Notice for the payment of all or a portion of such Participant's Elective Deferral Account. A Participant may specify Separation from Service as a Distribution Date.
"Election Notice" means the notice or notices established from time to time by the Plan Administrator for making Participant elections, including Deferral Elections, under the Plan. With respect to a Deferral Election, the Election Notice must specify the amount or percentage of Compensation to be deferred; the Distribution Date(s); the form of payment (lump sum or installments); and the percentage or amount of the Participant’s Account to be allocated to each available investment option. With respect to an Employer Contribution, the Election Notice may specify the form of payment (lump sum or installments) and the percentage or amount of the Participant’s Account to be allocated to each available investment option. Employer Contributions are paid upon the earliest of Separation from Service, death, and Disability. Each Election Notice will become irrevocable as of the last day of the applicable enrollment period established by the Plan Administrator.
“Employee” means any common law employee of the Employer. The term Employee excludes an agent and independent contractor. Employee shall not include “leased employees,” as defined in Code Section 414(n). Any person who provides services to the Employer shall not be an Employee if, in the Employer’s sole discretion, such services are provided pursuant to an agreement between the Employer and a third-party. Any person the Employer determines is not an “Employee,” as defined above, shall not be eligible to participate in the Plan regardless of whether such determination is upheld by a court or tax or regulatory authority having jurisdiction over such matters.

“Employer” means, collectively or individually, Insulet and each Affiliate that has one or more Participants participating in the Plan.
“Employer Contribution” means a contribution made to the Plan by the Employer pursuant to Article 5. Employer Contributions include any or all of the following: (a) matching contributions; (b) nonelective contributions and (c) discretionary contributions.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. References to sections of ERISA are deemed to mean references to applicable regulations and other guidance of general applicability issued thereunder.
“Insulet” means Insulet Corporation.
“Participant” means an Employee designated by the Committee, or designated by Insulet (including on behalf of any Affiliate) pursuant to criteria established by the Committee, to participate in the Plan. Any individual who is a Participant for a Plan Year will remain a Participant for subsequent Plan Years while still employed by the Employer, unless the Committee, in its sole discretion, determines otherwise.
“Performance-Based Compensation” means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. Performance-Based Compensation will not include any Compensation payable upon the Participant’s death or Disability without regard to the satisfaction of the performance criteria.
“Plan Administrator” means the Employee Benefits Committee or any other administrative committee designated by resolution of the Committee to fulfill the responsibilities and exercise the authority of the Plan Administrator set forth herein. If the Committee has not designated an administrative committee, the Committee is the Plan Administrator.
“Plan Year” means each twelve-month period ending December 31.
“Separation from Service” means an Employee’s termination of employment with the Employer and all Affiliates, in a manner that constitutes a “separation from service” for purposes of Code Section 409A. An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence will incur a Separation from Service on the first date immediately following the later of: (i) the date that is six months following the commencement of the leave, or (ii) the expiration of the Employee’s right, if any, to reemployment under statute or contract.
“Specified Employee” means a Participant who is a “specified employee” within the meaning of such term under Code Section 409A and determined using any identification methodology and procedure selected by the Employer from time to time, or, if none, the default methodology and procedure specified under Code Section 409A.
“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, beneficiary, or dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)); (b) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage not otherwise covered by insurance); or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, in each case, as determined in accordance with Code Section 409A.
“Valuation Date” means each business day of the Plan Year.
Section 2.2Gender and Number. Except as otherwise indicated by context, masculine terminology includes the feminine and terms used in the singular include the plural.
ARTICLE 3.ELIGIBILITY AND PARTICIPATION
Section 3.1Participant. Any Employee who is designated by the Committee will be considered a Participant under this Plan as of the date set by the Committee, provided, however, that no Employee will have a right to be selected as, or remain, a Participant under this Plan. Participation in the Plan is intended to be limited to select management or highly compensated employees of the Employer. By becoming a Participant, Employee shall for all purposes be deemed to have assented to the terms and provisions of this Plan and all amendments thereto. The Plan Administrator will maintain a list of all Participants.
Section 3.2Limitation on Participants. The Committee, in its sole discretion, may change the determination of who qualifies as a Participant. Any such change will be effective on the date or dates designated by the Committee.
ARTICLE 4.DEFERRAL CONTRIBUTIONS
Section 4.1Deferral Elections.
(a)A Participant may make an initial Deferral Election by submitting an Election Notice during the enrollment periods established by the Plan Administrator and in the manner specified by the Plan Administrator, but in any event, in accordance with Section 4.2. Unless an earlier date is specified in the Election Notice, Deferral Elections become irrevocable on the latest date applicable to such Compensation under Section 4.2.
(b)A Deferral Election that is not timely filed, or that is submitted by a Participant who incurs a Separation from Service prior to the latest date such agreement would become irrevocable under Code Section 409A, will be considered null and void and will not take effect with respect to such item of Compensation. The Committee may modify or revoke any Deferral Election prior to the date the election becomes irrevocable under the rules of Section 4.2.
(c)The Committee may permit different deferral amounts for each component of Compensation and may establish a minimum or maximum deferral amount for each such component. Unless otherwise specified by the Plan Administrator in the Election Notice, Participants may defer up to sixty percent (60%) of their Compensation.
(d)The Participant will specify in his or her Election Notice the percentage of Compensation to be deferred; the Distribution Date(s); the form of payment (lump sum or installments); and the percentage or amount of the Deferral Election to be allocated to each available investment option. All such elections are intended to comply with the requirements of Code Section 409A.

Section 4.2Deferral Election Timing.
(a)The Committee may permit a Participant to defer Compensation earned in the first year of eligibility for participation in the Plan and any other nonqualified deferred compensation plan or arrangement that would be aggregated with the Plan under Code Section 409A. The Deferral Election must be filed within 30 days after attaining eligibility and becomes irrevocable not later than the 30th day after attaining eligibility. A Deferral Election filed under this paragraph applies to Compensation earned after the date that the Deferral Election becomes irrevocable.
(b)Except as otherwise provided in this Section 4.2, the Committee may permit a Participant to make a Deferral Election during the enrollment period established by the Plan Administrator and ending no later than December 31 of the year prior to the year in which the Compensation to be deferred is earned. A Deferral Election filed under this paragraph will become irrevocable with respect to such Compensation not later than the December 31 filing deadline.
(c)The Committee may permit a Participant to defer Compensation which qualifies as Performance-Based Compensation by making a Deferral Election no later than the date that is six months before the end of the applicable performance period, provided that:
(i)the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the Deferral Election is submitted; and
(ii)the Compensation is not readily ascertainable as of the date the Deferral Election is filed.
Any election to defer Performance-Based Compensation that is made in accordance with this paragraph and that becomes payable as a result of the Participant’s death or Disability prior to the satisfaction of the performance criteria, will be void unless it would be considered timely under another rule described in this Section.
Section 4.3Deductions. The Committee has the authority to determine the payroll practices under which Compensation subject to a Deferral Election will be deducted from a Participant’s Compensation.
Section 4.4Vesting. Participants will be fully vested in their Compensation deferrals and any related earnings.
ARTICLE 5.EMPLOYER CONTRIBUTIONS
Section 5.1Employer Contributions.
(a)Matching Employer Contributions. Each Plan Year the Employer may, but need not, make a matching contribution to the Plan on behalf of any Participant. The matching contribution may be expressed as a percentage of the Participant's Compensation deferral, as determined by the Employer in its sole discretion. Any matching contribution will be credited to the Participant's Matching Contribution Account. The Employer is under no obligation to make a matching contribution for a Plan Year. Matching contributions need not be uniform among Participants. A Participant is not required to make any elective deferrals to the Employer’s 401(k) plan as a condition to receiving matching contributions under this Plan.
(b)Nonelective Employer Contributions. Each Plan Year the Employer may, but need not, make a nonelective contribution to the Plan on behalf of any Participant. The nonelective contribution may be expressed as a percentage of the Participant's Compensation deferral, as determined by the Employer in its sole discretion. Any nonelective contribution will be credited to the Participant's Nonelective Contribution Account. The Employer is under no obligation to make a nonelective contribution for a Plan Year. Nonelective contributions need not be uniform among Participants.
(c)Discretionary Employer Contributions. Each Plan Year the Employer may, but need not, make a discretionary contribution to the Plan on behalf of a Participant in such amount as the Employer will determine in its sole discretion. Any discretionary contribution will be credited to the Participant's Discretionary Contribution Account. The Employer is under no obligation to make a discretionary contribution for a Plan Year. Discretionary contributions need not be uniform among Participants.
Section 5.2Timing of Employer Contributions. Employer Contributions will be credited to the applicable Account during the Plan Year or within a reasonable period of time following the last day of the Plan Year.
Section 5.3Cessation of Employer Contributions. The Employer may cease making Employer Contributions for any Plan Year at any time; provided, however, that the Employer must inform the Participants in writing in advance of its cessation of Employer Contributions.
Section 5.4Vesting. Unless otherwise specified by the Committee, Employer Contributions and any related earnings will be subject to a two (2) year cliff vesting schedule based on a Participant’s years of service for the Employer, measured using the elapsed time method in accordance with the methodology provided under the Insulet Corporation 401(k) Profit Sharing Plan (or any successor plan), commencing on the date the first Employer Contribution is credited to the Participant’s Account following such Participant becoming eligible for the Plan. Only whole years of service with the Employer shall be taken into account in determining a Participant's vesting service under the Plan. Further, the Committee may, in its sole discretion, modify the vesting schedule applicable to Employer Contributions that have not yet been credited to a Participant’s Account. Upon a termination of the Participant’s employment, other than a termination by the Employer for Cause, Participant shall forfeit any unvested Employer Contributions and any amounts attributable thereto. In the event that a Participant’s employment is terminated by the Employer for Cause or if Insulet discovers within the one (1) year period following termination of a Participant’s employment that such Participant engaged in conduct while employed by Insulet or any Affiliate that could have reasonably given rise to a termination for Cause, such Participant shall immediately forfeit any and all Employer Contributions (whether vested or unvested) and any amounts attributable thereto, and to the extent that any Employer Contributions and any amounts attributable thereto have been paid to the Participant, such Participant shall promptly pay to Insulet (and Insulet shall have the right to receive) such Employer Contributions and any amounts attributable thereto. Except as otherwise determined by the Committee, all unvested Employer Contributions and any amounts attributable thereto shall immediately vest upon the occurrence of a Change in Control, subject to the terms and conditions herein.

ARTICLE 6.ACCOUNTS
Section 6.1Establishment of Accounts. The Plan Administrator will establish an Account for each Participant that will be credited with all deferrals and Employer Contributions allocable to such Participant.
Section 6.2Determination of Account. As of each Valuation Date, a Participant’s Account will consist of the following: (a) the Participant’s Account Balance as of the immediately preceding Valuation Date; plus (b) the deferrals and Employer Contributions credited since the immediately preceding Valuation Date; plus (c) any earnings and/or income credited to his Account since the immediately preceding Valuation Date; minus (d) any losses or other diminution in the value of assets in such Account since the immediately preceding Valuation Date; minus (e) any applicable administrative or investment expense charges allocated to the Account by the Plan Administrator; minus (f) distributions made from the Account since the immediately preceding Valuation Date.
Section 6.3Deemed Investments. The Plan Administrator (or its delegates, pursuant to Section 8.5) will select the investment options to be made available to Participants for the deemed investment of their Accounts under the Plan. The Plan Administrator (or its delegates) may change, discontinue, or add to the investment options made available under the Plan at any time in its sole discretion and may establish minimum or maximum limits on the amounts that may be invested in any deemed investment. A Participant must select the investment options for their Account in the Participant's Election Notice and may make daily changes to their selections in accordance with procedures established by the Plan Administrator (or its delegates). Amounts credited to a Participant’s Account for which the Participant has not selected an investment option will deemed to have been invested in a default investment option chosen by the Plan Administrator. The Plan, the Employer, the Committee, and the Plan Administrator will not be accountable or liable for any investment losses incurred by a Participant by virtue of implementing his investment directions or in making the default investment, including due to any reasonable administrative delay in implementing the investment directions.
Section 6.4Investment Earnings. Each Account will be adjusted for earnings or losses based on the performance of the investment options selected. Earnings and losses will be computed on each Valuation Date. The amount paid to a Participant on the payment date will be determined as of the applicable Determination Date.
Section 6.5Nature of Accounts. Accounts are not actually invested in the investment options available under the Plan and Participants do not have any real or beneficial ownership in any investment option. A Participant's Account is solely a device for bookkeeping purposes, including for the measurement and determination of the amounts to be paid to the Participant pursuant to the Plan and will not constitute or be treated as a trust fund of any kind. The Employer is under no obligation to invest any amounts under the Plan.
Section 6.6Statements. Each Participant will be provided with statements setting out the amounts in their Account which will be available at such intervals determined by the Committee in its sole discretion.
Section 6.7Funding. No funds will be segregated or earmarked for any current or former Participant, beneficiary or other person. However, the Employer may establish a grantor trust of the type referred to as a “rabbi trust” in respect of its obligations under this Plan. No current or former Participant, beneficiary, or other person, individually or as a member of a group, will have any right, title or interest in any Account, any fund, any specific sum of money, any grantor trust or in any asset which may be acquired by the Employer in respect of its obligations under this Plan (other than as a general creditor of the Employer with an unsecured claim against the Employer’s general assets).

ARTICLE 7.DISTRIBUTIONS
Section 7.1Payment of Accounts.
(a)In General. Subject to Section 7.3 of this Plan, payment of a Participant's vested Account will be made (or commence, in the case of installments) on the earliest to occur of the following payment events:
(i)with respect to a Deferral Election, a Distribution Date specified in the Participant's Election Notice; provided that, the Participant must select from among the available Distribution Date(s) designated by the Plan Administrator and set forth in the Election Notice;
(ii)the Participant's Separation from Service;
(iii)the Participant's death; and
(iv)the Participant's Disability.
(b)Change in Control Event. Notwithstanding anything in the Plan to the contrary, in the event of a Change in Control, all Accounts under this Plan will be paid within 30 days following the Change in Control.
Section 7.2Timing of Valuation. The value of a Participant's Account on the payment date will be determined as of the applicable Determination Date.
Section 7.3Timing of Payments.
(a)Separation from Service. Notwithstanding anything herein to the contrary, in the event of a Participant’s Separation from Service (including, without limitation, a Participant’s death or Disability), payments will be made or commence on the first payroll date of the seventh month following the Participant's Separation from Service. For the avoidance of doubt, this Section 7.3(a) applies to both Participants who are Specified Employees and Participants who are not Specified Employees.
(b)Other Payment Events. Except as otherwise provided in this Article 7, in the event of any payment event other than a Participant’s Separation from Service, payments will be made or commence within 90 days following the applicable payment event.
Section 7.4Form of Payment. Each Participant will specify in their Election Notice the form of payment (lump sum or installments) for amounts in their Account that are covered by the election; provided that, if the Participant elects to have amounts paid in installments, the Participant must select from among the permissible installment schedules selected by the Plan Administrator and set forth in the Election Notice. In the absence of a valid election with respect to form of payment, amounts will be paid in a single lump sum.
Section 7.5Medium of Payment. Any payment from a Participant's Account will be made in cash.
Section 7.6Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries to receive the Participant's interest in the Plan in the event of the Participant's death. Each designation will revoke all prior designations by the same Participant, will be in a form reasonably prescribed by the Committee and will be effective only when filed by the Participant in writing with Insulet (or any Affiliate, as applicable) during the Participant's lifetime. If a Participant fails to designate a beneficiary, then the Participant's designated beneficiary will be deemed to be the Participant's estate.
Section 7.7Re-Deferrals and Changing the Form of Payment. A Participant may make an election to re-defer all or a portion of the amounts in their Elective Deferral Account until a later Distribution Date or to change the form of a payment; provided that, the following requirements are met:
(a)The re-deferral is made at least twelve (12) months before the original Distribution Date;
(b)The Distribution Date for the re-deferred amounts is at least five years later than the original Distribution Date;
(c)The re-deferral will not take effect for at least twelve (12) months after the re-deferral election is made; and
(d)The re-deferral otherwise complies with Code Section 409A.
For purposes of this Section 7.7, a series of installment payments will be treated as a single payment under Code Section 409A and not as a series of separate payments.
Section 7.8    Unforeseeable Emergency Distributions.
(a) Notwithstanding any provision of this Plan to the contrary, the Plan Administrator may, in its sole discretion and in accordance with Code Section 409A, approve a distribution to a Participant on account of an Unforeseeable Emergency.
(b) A Participant requesting a distribution under this Section 7.8 must submit a written application to the Plan Administrator in such form as the Plan Administrator may require, together with such information and supporting documentation as the Plan Administrator deems necessary or appropriate to determine whether an Unforeseeable Emergency exists and the amount reasonably necessary to satisfy the emergency need.
(c) A distribution pursuant to this Section 7.8 shall not exceed the amount reasonably necessary to satisfy the Unforeseeable Emergency, plus amounts necessary to pay Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution. The circumstances constituting an Unforeseeable Emergency shall depend on the facts of each case, but in any event, shall not be made to the extent that such emergency is or may be relieved by: (i) liquidation or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or (iii) by cessation of deferrals under the Plan.
(d) Any distribution under this Section 7.8 shall be made only from the Participant’s vested Account Balance and shall be paid in a single lump sum cash payment as soon as administratively practicable following approval by the Plan Administrator.

(e) The determination of whether a Participant has incurred an Unforeseeable Emergency and the amount reasonably necessary to satisfy that emergency shall be made by the Plan Administrator in its sole discretion, and all such determinations shall be final and binding on all persons.
(f) This Section 7.8 shall be interpreted and administered in a manner consistent with Code Section 409A, and no distribution shall be made hereunder except in compliance with Code Section 409A.
ARTICLE 8.ADMINISTRATION
Section 8.1Administration. The Plan will be administered by the Plan Administrator. The Plan Administrator may delegate all or any portion of such ministerial duties to a recordkeeper or other service provider to the Plan. References in the Plan to forms, notices or applications submitted to, and procedures established by, the Plan Administrator are deemed to include submissions to and procedures established by the Plan’s recordkeeper or other person with whom such instruments may be filed.
Section 8.2Responsibilities of the Plan Administrator. The ministerial responsibilities of the Plan Administrator include:
(a)making such rules and regulations as necessary or advisable for the nondiscretionary administration of the Plan;
(b)authorizing benefit payments from the Plan;
(c)maintaining records showing the fiscal transactions of the Plan, and keeping in convenient form such data as may be necessary for reporting valuations of the deemed assets and liabilities of the Plan;
(d)maintaining sufficient records to reflect a Participant’s years of service if necessary for determining whether he is vested in his benefits under the Plan;
(e)furnishing written or electronic instructions regarding all payments;
(f)furnishing any further information regarding the Plan that a service provider to the Plan may reasonably request for the performance of its duties or for the purpose of making any returns to the Internal Revenue Service or the Department of Labor as may be required of it; and
(g)generally requiring a Participant or his beneficiary to complete and file an application for a benefit and to furnish all pertinent information requested by it. The information so furnished, including the Participant’s or beneficiary’s current mailing address, may be relied upon for all purposes under the Plan.
Section 8.3Right to Correct Errors. The Plan Administrator has the authority to, and will, take such steps as are considered necessary and appropriate to remedy any inequity that results from incorrect information received or communicated in good faith or as the consequence of an administrative error. In such regard, the Plan Administrator may suspend payment until satisfied as to the correctness of the payment or the person to receive the payment or to allow filing in any court of competent jurisdiction of a suit in such form as the Plan Administrator considers appropriate for a legal determination of the benefits to be paid and/or the persons to receive them. The Plan Administrator specifically reserves the right to correct errors of every sort, and the Participant hereby agrees on behalf of himself and any beneficiary to any method of correction the Plan Administrator will specify.
Section 8.4Powers of the Plan Administrator. The Plan Administrator has discretionary authority to construe and interpret the Plan, and to determine, consistent with the terms of the Plan and except as provided in Section 8.7 with respect to a claim or appeal, all questions that may arise thereunder relating to:
(a)the eligibility of individuals to participate in the Plan;
(b)the amount of benefits to which any Participant or his beneficiary are entitled hereunder;
(c)review appeals from initial claim denials under Section 8.7(b);
(d)upon such an appeal, to determine the eligibility of any Participant or his beneficiary for benefits under the Plan;
(e)to resolve upon such an appeal any situation not specifically covered by the provisions of the Plan; and
(f)discretionary decisions regarding the administration of the Plan not specifically covered by the provisions of the Plan.
All determinations, interpretations, rules and decisions of the Plan Administrator will be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.
Section 8.5Delegation. The Plan Administrator may delegate specific duties and responsibilities to one or more subcommittees consisting of one or more of its members, one or more officers or employees of the Employer, any investment manager appointed by the Plan Administrator, or any other service provider when the Plan Administrator deems it appropriate and to the extent permitted by applicable laws, rules and regulations in order to carry out its responsibilities. Unless explicitly provided otherwise, such delegation carries with it the Plan Administrator’s discretionary authority with respect to the matter(s) so delegated. Any delegation may be rescinded by the Plan Administrator at any time. Except as otherwise required by law, each person or entity to whom a duty or responsibility has been delegated will be responsible for the exercise of such duty or responsibility and will not be responsible for any act or failure to act of any other person or entity.
Section 8.6Reliance on Data. The Plan, the Employers, the Committee, the Plan Administrator and any other person associated with the operation of the Plan, may rely on the truth, accuracy and completeness of all data provided by a Participant and/or his beneficiary, including, but not limited to, age, health and marital status. Similarly, the Plan, the Employer, the Committee, the Plan Administrator and any other person associated with the operation of the Plan, may rely on all consents, elections and designation filed with the Plan or the Plan Administrator without the duty to inquire into the genuineness of any such consent, election or designation, and such consents, elections and designations will be assumed to be current and in effect unless and until notified otherwise in writing by the Participant or beneficiary.
Section 8.7Claim and Review Procedures. Benefits normally will be paid to Participants and beneficiaries without the necessity of formal claims. A Participant or beneficiary, however, may make a request for any Plan benefits to which he believes he may be entitled. Any such request must be made in writing to the Plan Administrator within one (1) year after the date on which a communication from the Plan, the Plan Administrator (or one of their delegates or agents) contains the information contested or challenged by the claim. The following procedure applies to claims.
(a)A request for Plan benefits will be considered a claim for Plan benefits and will be subject to a full and fair review. If a claim for benefits under the Plan is wholly or partially denied, the Plan Administrator will furnish the Participant or beneficiary (referred to below as a “claimant”) or the claimant’s authorized representative (referred to below as a “representative”) with a written or electronic notice of the denial within 90 days after the Plan Administrator receives the claim (or 180 days, if the Plan Administrator determines that special circumstances require an extension of time for processing the claim and furnishes written notice of the extension to the claimant or representative before the initial period ends), that sets forth, in an understandable manner, the following information:
(i)the specific reason(s) for the denial of the claim;
(ii)reference to the specific Plan provision(s) on which the denial is based;
(iii)a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why that material or information is necessary; and
(iv)a description of the Plan’s review procedures and the time limits applicable to those procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following a denial on review.
The Plan Administrator’s written extension notice must indicate the special circumstances requiring an extension of time for processing the claim and the date by which the Plan Administrator expects to render a decision on the claim.
(b)The claimant or representative may appeal to the Plan Administrator’s decision denying the claim within 60 days after the claimant or representative receives the Plan Administrator’s notice denying the claim. The claimant or representative may submit to the Plan Administrator written comments, documents, records and other information relating to the claim. The claimant or representative will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim. For these purposes, a document, record or other information is “relevant” to the claim if it:
(i)was relied upon by the Plan Administrator in making a decision on the claim;
(ii)was submitted, considered or generated in the course of the Plan Administrator’s making a decision on the claim without regard to whether the Plan Administrator relied upon it in making that decision; or
(iii)complies with administrative processes and safeguards which are designed to ensure and to verify that decisions on claims are made in accordance with governing Plan documents, whose provisions are applied consistently with respect to similarly-situated claimants.
The Plan Administrator’s review of the claim denial will take into account all comments, documents, records and other information submitted by the claimant or representative relating to the claim, without regard to whether these materials were submitted or considered by the Plan Administrator in the initial decision on the claim.
The Plan Administrator’s decision on the appeal of a denied claim will be made within 60 days after the Plan Administrator receives the claim (or 120 days, if the Plan Administrator determines that special circumstances require an extension of time for processing the claim and furnishes written notice of the extension to the claimant or representative before the initial period ends indicating the special circumstances requiring extension of time and the date by which the Plan Administrator expects to render its decision on the claim). The Plan Administrator will furnish the claimant or representative with written or electronic notice of its decision on appeal. In the case of a decision on appeal upholding the Plan Administrator’s initial denial of the claim, the Plan Administrator’s notice of its decision on appeal will set forth, in an understandable manner, the following information:
(iv)the specific reason(s) for the decision on appeal;
(v)reference to the specific Plan provision(s) on which the decision on appeal is based;
(vi)a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;
(vii)a statement describing any voluntary appeal procedures (including voluntary arbitration or any other form of dispute resolution) offered by the Plan and the claimant’s right to obtain information sufficient to enable the claimant to make an informed judgment about whether to submit a benefit dispute to the voluntary level of appeal; and
(viii)a statement of the claimant’s right to bring an action under ERISA Section 502(a).
The claimant or representative will receive, free of charge, as soon as possible and sufficiently in advance of the date on which a notice of adverse benefit determination on review is required to be provided, any new or additional evidence considered, relied upon or generated in connection with the claimant’s claim, and any new or additional rationales forming the basis of the Plan Administrator’s determination of the claimant’s claim.
(c)All interpretations, determinations and decisions with respect to any claim, including the appeal of any claim, and any question, controversy, or matter, including any valuation of the Accounts under the Plan, any determination under this Section 8.7, or the amount of the payment to be made hereunder, relating to the Plan will be made by the Plan Administrator, in its sole discretion, based on the Plan and comments, documents, records and other information presented to it, and will be final, conclusive and binding on all persons. The Plan Administrator shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan.
(d)The claims procedures set forth in this section are intended to comply with United States Department of Labor Regulation § 2560.503-1 and should be construed in accordance with such regulation. In no event shall it be interpreted as expanding the rights of claimants beyond what is required by United States Department of Labor Regulation § 2560.503-1. The Committee may at any time alter the claims procedure set forth above, so long as the revised claims procedure complies with ERISA, and the regulations issued thereunder.
(e)A claimant must fully exercise all appeal rights provided herein prior to commencing a civil action under Section 502(a) of ERISA.
(f)If a claim made pursuant to this Section 8.7 is denied, in whole or in part, (or any other adverse benefit determination is made as a result of an appeal), the claimant (or the claimant’s representative) may, to the extent provided by law, file suit in a court of appropriate jurisdiction challenging such denial or adverse benefit determination; provided, however, no court action seeking to recover benefits under the terms of the Plan may be filed by the claimant after the earlier of the term of the applicable statute of limitations within the jurisdiction in which the lawsuit is filed or 365 days from the date of the denial (or adverse benefit determination) upon review.

Section 8.8Indemnification. The Committee, Plan Administrator and any employee of the Employer acting at the behest of the Committee or Plan Administrator shall not be liable for any action or determination made with respect to the Plan or any benefit under it. To the maximum extent permitted by applicable law or the Certificate of Incorporation or By-Laws of Insulet (or any Affiliate, as applicable) and to the extent not covered by insurance, the Committee, Plan Administrator and any employee of the Employer acting at the behest of the Committee or Plan Administrator shall be indemnified and held harmless by Insulet (or any Affiliate, as applicable) against any cost or expense (including reasonable fees of counsel) or liability (including any sum paid in settlement of a claim), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the Plan. Such indemnification shall be in addition to any rights of indemnification the Committee, Plan Administrator or such employee may have under applicable law, under any applicable agreement, or under the Certificate of Incorporation or By-Laws of Insulet (or any Affiliate, as applicable).
Section 8.9Reports and Records. The Plan Administrator and those to whom the Plan Administrator has delegated duties under the Plan will keep records of all their proceedings and actions and will maintain books of account, records, and other data as will be necessary for the proper administration of the Plan and for compliance with applicable law.
ARTICLE 9.AMENDMENTS AND TERMINATION
Section 9.1Amendments. The Committee (or its duly authorized representative) may, in its sole discretion, amend the Plan, in full or in part, at any time. The Committee may, in accordance with Section 8.5, delegate the ability to amend the Plan and establish Employer Contributions, subject to parameters set by the Committee, in its sole discretion. Any action under the Plan, including actions under this Article 9, may be effected by a resolution of the Committee or its duly authorized representative granted authority to take such action. No amendment will deprive any Participant or his beneficiary of any right or benefit under any Account to which the Participant or beneficiary is entitled immediately prior to the effective date of the amendment.
Section 9.2Termination. The Committee reserves the right to terminate the Plan at any time, in its sole discretion. If the Plan is terminated, the Committee, in its discretion, may accelerate the payment date and make payments to Participants in compliance with Treasury Regulation section 1.409A-3(j)(4)(ix), or may make payments in accordance with Article 7. With the permission of the Committee, the Employer or an Affiliate may terminate its participation in the Plan but, except as permitted by Treasury Regulation section 1.409A-3(j)(4)(ix) and by the Committee, such withdrawal will not accelerate the payment dates of Participants of such Employer.
ARTICLE 10.MISCELLANEOUS
Section 10.1No Guaranty of Employment. The adoption and maintenance of the Plan will not be deemed to be a contract of employment between the Employer or any Affiliate and any employee. Nothing contained in the Plan will give any employee the right to be retained in the employ of the Employer or any Affiliate or to interfere with the right of the Employer or any Affiliate to discharge any employee at any time, nor will it give the Employer or any Affiliate the right to require any employee to remain in its employ or to interfere with the employee’s right to terminate his employment at any time.
Section 10.2Extent of Rights under the Plan. Except as to amounts actually distributed under the Plan, no Participant and no person claiming under or through a Participant will have any right or interest in this Plan, in any Account or in the continuance of the Plan.
Section 10.3Extent to which Other Parties Bound by Plan. The Plan will be binding upon, and will inure to the benefit of, the Employers and their successors and assigns, and the Participants and their beneficiaries, heirs, administrators and personal representatives.
Section 10.4Non-alienation. No benefit payable at any time under this Plan will be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment, levy, or encumbrance of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized.
Section 10.5Payment of Taxes. The Employer shall be entitled to withhold Federal, state, and local taxes, including but not limited to income taxes and taxes under the Federal Insurance Contributions Act, with respect to any distribution from the Plan to a Participant or beneficiary as may be required by law. In the event any portion of a Participant’s Account becomes taxable prior to distribution from the Plan, and to the extent permitted under Code Section 409A, the Employer will pay directly to the appropriate taxing authorities on behalf of the Participant a portion of his vested Account equal to the federal, state and local income and employment taxes which are due on the vested Account balance, and such distribution will act as an advance against his Account in the amount of any such distribution.
Section 10.6Withdrawal. Upon a subsequent payment event described in Article 7, the Participant or his beneficiary will receive the balance of the vested Account payable in accordance with Article 7. With the permission of the Committee as set forth in Section 9.2, each Employer may withdraw from the Plan at any time, in which case it shall be deemed to maintain a separate plan for Participants who are its employees identical to this Plan except that such Employer shall be deemed to be the company in the role of Insulet for all purposes. Each Employer shall be liable for the vested obligations hereunder with respect to its employees. Notwithstanding anything in this Plan to the contrary, if an Affiliate that was previously approved by the Committee as a participating Employer and meets the definition of Affiliate only by substituting “at least 50 percent” for “at least 80 percent” for purposes of applying Code Section 1563(a)(i)(2) and (3) and in applying Treasury Regulation § 1.414(c)-2 for purposes of determining whether a trade or business is under common control or is a member of the controlled group, then the Committee may revoke such approval and the Affiliate will be removed as an Employer under the Plan for purposes of prospective deferrals unless and until the Committee subsequently approves the Affiliate as a participating Employer again. Upon such a removal or any time thereafter, the Committee may, but is not required to, elect to treat the Employer as withdrawn from the Plan, in which case the Employer shall be deemed to maintain a separate plan as set forth in the paragraph above.

Section 10.7Recovery of Overpayment. If the Plan makes an overpayment, the Plan has the right at any time to, as elected by the Plan Administrator:
(a)recover that overpayment from the person to whom it was made;
(b)offset the amount of that overpayment from a future payment; or
(c)a combination of both.

The Plan will be considered to have established an equitable lien by agreement with the person to whom such overpayment was made. Such payee will, upon request, execute and deliver such instruments and papers as may be required, and will do whatever else is necessary, to secure such rights of recovery to the Plan.
Section 10.8Writings and Electronic Communications. All notices and other communications with respect to the Plan, including signatures relating to such documentation, may be executed and stored on paper, electronically or in another medium. Any documentation executed or stored electronically will comply with the Electronic Signatures Act. The Plan Administrator and the Plan’s recordkeeper may use telephonic or electronic media to satisfy any notice requirements of this Plan, to the extent permissible under applicable regulations. In addition, a Participant’s consent to immediate distribution may be provided through telephonic or electronic means, to the extent permissible under applicable regulations. The Plan Administrator and the Plan’s recordkeeper also may use telephonic or electronic media to conduct Plan transactions such as enrolling Participants, making or changing contribution elections, electing or changing investment allocations and other transactions to the extent permissible under applicable regulations.
Section 10.9Applicable Law. The Plan and all rights under the Plan will be governed by and construed according to the laws of the State of Delaware, except to the extent preempted by Federal law, including ERISA and the Code.
Section 10.10Code Section 409A. It is the intention of Insulet and the Employers that this Plan be administered in compliance with Code Section 409A and each provision of the Plan will be interpreted consistent with Code Section 409A. Although intended to comply with Code Section 409A, this Plan will not constitute a guarantee to any Participant or beneficiary that the Plan in form or in operation will result in the deferral of federal or state income tax liabilities or that the Participant or beneficiary will not be subject to the additional taxes imposed under Code Section 409A. None of Insulet, any Employer, the Committee, and the Plan Administrator will have any legal obligation to a Participant with respect to taxes imposed under Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision that provides a payment that constitutes “non-qualified deferred compensation” pursuant to Code Section 409A upon or following a termination of the Participant’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such payment provision, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service. Whenever a payment under the Plan specifies a payment period with reference to a number of days (e.g., “payment within sixty (60) days following the date of such termination of employment”), the actual date of payment within the specified period shall be within the sole discretion of the Committee.

IN WITNESS WHEREOF, Insulet has caused this Plan to be executed by an authorized officer as of September 14, 2026.

INSULET CORPORATION
By: /s/ Lisa Blair Davis
Name: Lisa Blair Davis Title: Senior Vice President, Chief Human Resources Officer